UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2022

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39184	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWKH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).           Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On December 12, 2022, the board of directors (the “Board”) of SWK Holdings Corporation (the “Company”), appointed Jody Staggs, the Company’s current President and Interim Chief Executive Officer, as Chief Executive Officer, effective January 1, 2023. In connection with Mr. Staggs’ appointment as Chief Executive Officer, on January 2, 2023, the Company entered into an employment agreement with Mr. Staggs (the “Employment Agreement”), with an effective date of January 1, 2023 (the “Effective Date”).

Pursuant to the Employment Agreement, Mr. Staggs’ (i) initial annual base salary will be $400,000 (the “Base Salary”), (ii) will be eligible for an annual bonus with a target opportunity of 175% of Base Salary (the “Annual Bonus”) and (iii) will be eligible for annual equity incentive awards in such form, in such amounts and on such terms as determined by the Compensation Committee of the Board, in its discretion; provided, however, that Mr. Staggs’ 2023 annual equity award will have a grant date fair value of approximately $600,000. The Employment Agreement also provides that Mr. Staggs shall be entitled to participate in the employee benefit plans and programs maintained by the Company for similarly situated employees.

The Employment Agreement provides that, if Mr. Staggs’ employment with the Company ceases due to a termination by the Company without Cause or resignation by him with Good Reason (each as defined in the Employment Agreement), then he will receive: (i) continued payment of his Base Salary for a period of 12 months following the date of his termination of employment (or 18 months, if such termination occurs within one year following a Change in Control (as defined in the Employment Agreement), (ii) to the extent an Annual Bonus has been earned but not paid with respect to the fiscal year ended immediately prior to the cessation of Mr. Staggs’ employment, payment of such Annual Bonus; (iii) waiver or reimbursement of the cost of COBRA coverage for Mr. Staggs and his covered family members for 12 months following such termination of employment (or 18 months, if such termination occurs within one year following a Change in Control), (iv) a pro rata Annual Bonus for the fiscal year in which Mr. Staggs’ termination of employment occurs based on actual results for such year; and (v) Mr. Staggs’ outstanding equity awards will be treated in accordance with the Company’s applicable equity plan and award agreements, unless a more generous treatment is approved by the Board or the Compensation Committee.

Any severance benefit payable under the Employment Agreement will be subject to Mr. Staggs’ timely execution and non-revocation of a release of claims.

Mr. Staggs will also be bound by confidentiality, intellectual property assignment and restrictive covenants (including an agreement not to compete with the Company or its affiliates, and not to solicit the employees and customers of the Company and its affiliates, during his employment and for 12 months thereafter).

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

No family relationship exists between Mr. Staggs and any of the Company’s directors or executive officers. There are no arrangements or understandings between Mr. Staggs and any other person pursuant to which Mr. Staggs was selected as an officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Staggs had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Employment Agreement, dated January 2, 2023 between SWK Holdings Corporation and Jody Staggs

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SWK HOLDINGS CORPORATION

Dated: January 3, 2023	By:	/s/ Jody Staggs
Jody Staggs
President and Chief Executive Officer